Exhibit 10.42(a)

MODIFICATION OF LEASE

This MODIFICATION OF LEASE ("Modification"), made as of the 27 day of July, 2006, by and between SBC HOLDINGS L.P., a Delaware limited partnership, having a mailing address c/o National Realty & Development Corp., 3 Manhattanville Road, Purchase, New York 10577 (hereinafter referred to as "Landlord"), and PROGRAMMER'S PARADISE, INC. having an address of 1157 Shrewsbury Avenue, Shrewsbury, New Jersey (hereinafter referred to as "Tenant").

W I T N E S S E T H:

WHEREAS, Landlord's predecessor in interest, Robert C. Baker et al., and Tenant entered into a lease dated as of May 14, 1997, and such lease, as amended, modified, assigned and transferred to date, is hereinafter referred to as the "Lease". The Lease demises certain premises (the "Demised Premises") located in the building commonly known as 1157 Shrewsbury Avenue, Shrewsbury Business Center, in Shrewsbury, New Jersey and more particularly described therein; and

WHEREAS, Tenant and Landlord have agreed to extend the term of the Lease as hereafter provided;

NOW, THEREFORE, in consideration of Ten and 00/100 ($10.00) Dollars and other good and valuable consideration, each to the other in hand duly paid, the receipt and sufficiency whereof is hereby acknowledged, the parties do mutually agree as follows:

1.

The term of the Lease is hereby extended for FIFTY (50) MONTHS so that the term shall expire on December 31, 2012 (the "Expiration Date"), upon the same terms, covenants, conditions and provisions contained in the Lease, except as hereinafter provided. (The period commencing on November 1, 2008 and ending on the Expiration Date, is herein referred to as the "Extension Term".) Tenant acknowledges that except as set forth in Section 3 below, there is no right to extend the term of the Lease beyond the Expiration Date and that all renewal or extension privileges set forth in the Lease, including, without limitation, those set forth in Article 39 of the Lease, have been exhausted and/or waived.

2.

The annual minimum rental payable in accordance with Article 3 of the Lease during the Extension Term shall be TWO HUNDRED TWENTY FIVE THOUSAND and 00/100 ($225,000.00) DOLLARS per annum - EIGHTEEN THOUSAND SEVEN HUNDRED FIFTY and 00/100 ($18,750.00) DOLLARS per month.

Notwithstanding the prior sentence, annual minimum rent shall abate for the months of November, 2008 and December, 2012.

3.(a)

Tenant shall have the option, provided it is not in default hereunder, to extend the term of this Lease for ONE (1) successive additional term of THREE (3) years, upon the same terms and conditions as provided herein, except that the fixed annual rent during said Additional Term shall be as provided below, and except that Tenant shall have no further additional terms. The period beginning on the day following the Expiration Date and continuing for three (3) years ending on December 31, 2015 is herein referred to as the "Additional Term". Tenant shall give written notice to Landlord prior to March 31, 2012 of its election to extend the term hereof, or such option shall be deemed waived. If Tenant shall exercise such Additional Term, the parties will, at the request of either, execute an agreement in form for recording, evidencing such Additional Term. If Tenant shall exercise such Additional Term, all references in this Lease to the term hereof shall be deemed to mean the term as so extended, except where expressly otherwise provided.

(b). As of the first day of the Additional Term ("adjustment date"), the annual minimum rent shall be adjusted by multiplying the annual minimum rent payable hereunder during the last lease year of the prior term, times a fraction having as its numerator the "Index" (hereinbelow defined) as of the adjustment date and as its denominator the Index in effect upon the commencement date of the Extension Term set forth in Section 1, above; provided, however, the annual minimum rent payable subsequent to the adjustment date shall not be more than twelve (12%) percent greater than the annual minimum rent payable during the last preceding lease year of the prior term.

(c) The "Index" shall be defined as the United States Department of Labor, Bureau of Labor Statistics, "Consumer Price Index-All Urban Consumers - (CPI-U) N.Y., N.Y. - Northeastern N.J. (1982-84=100)". If publication of such Index shall be discontinued, the adjustments in the fixed annual rent provided for in this Lease shall thereafter be computed on the basis of such other official price index as shall be most nearly comparable thereto, and conversion tables, if any, issued upon the promulgation of such other official index, are to be used where applicable in making the computation hereunder.

4.

If Tenant shall upgrade the Demised Premises by installing new carpet, painting, or upgrading electric infrastructure (the "Improvements") prior to June 30, 2007, in accordance with Tenant's plans and specifications which shall be approved by Landlord in advance pursuant to the terms of the Lease (such approval not to be unreasonably withheld, conditioned or delayed), and provided that Tenant shall (i) provide Landlord with proof of payment to all contractors, laborers, and suppliers involved with the Improvements, (ii) provide Landlord with lien waivers from all contractors, laborers and suppliers involved with the Improvements, and (iii) provide Landlord with a copy of the Certificate of Occupancy or applicable building inspector sign-offs for the Demised Premises upon completion of the Improvements, along with "as built" plans, then, in such event Landlord shall reimburse Tenant for amounts expended by Tenant for the construction of the Improvements, in an amount not to exceed the sum of ONE HUNDRED EIGHTY THOUSAND ($180,000.00) Dollars (the "Allowance"). Provided that Tenant is not in default of the terms of this Lease, such reimbursement shall be in the form of a credit to be taken by Tenant against the payment of annual minimum rental due and payable no earlier than January, 2007 (following Tenant's prior compliance with the requirements of this paragraph) which shall be credited in alternating months until exhausted.

In the event that the monies expended by Tenant for the completion of the Improvements by the June 30, 2007 completion date are less than the amount of the Allowance, Tenant shall be entitled to a rent credit of up to $54,000.00 of the unused portion thereof, with the remainder of the Allowance not used for the Improvements to be forfeited.

Tenant shall not be entitled to any additional sums from Landlord in the event that the monies expended by Tenant in connection with the completion of the Improvements exceeds the amount of the Allowance.

5.	The first sentence of Section 25.02 is deleted in its entirety and replaced with the following:

"If Tenant remains in possession of the Demised Premises at the expiration of the Term hereof, Tenant, at Landlord's option, shall be deemed to be occupying the Demised Premises as a tenant from month to month. During the first month of such holdover monthly rental shall be equal to 125% of the monthly installment of annual minimum rent payable during the last month of the Term hereof plus all additional rent coming due, and thereafter monthly rental shall be equal to 150% of the monthly installment of annual minimum rent payable during the last month of the Term hereof plus all additional rent coming due."

6.	Except as expressly modified herein, all of the provisions, covenants, conditions and agreements set forth in the Lease shall continue in full force and effect.

7.

Landlord shall cooperate with Tenant's efforts to have local governmental authorities approve new more prominent signage at the Center, which shall be provided to Tenant according to its proportionate share.

8.

As an express clarification of Section 25.01, Tenant shall not be required to remove any wiring installed in the Demised Premises upon the expiration of the Lease (said clarification not to apply in the event of a termination of the Lease).

9.

Tenant covenants, warrants and represents that it has dealt with no broker other than CB RICHARD ELLIS respecting this Modification of Lease and that no conversations, correspondence or negotiations were had by it with any other broker concerning the renting or leasing of the Demised Premises. Tenant shall hold Landlord and National Realty & Development Corp. harmless and defend (by counsel satisfactory to Landlord) said parties against any claims for a brokerage commission arising out of any conversations, correspondence or negotiations had by Tenant with any other broker relating to this Modification.

IN WITNESS WHEREOF, the parties have caused this Modification to be executed as of the day, month and year first above written.

WITNESS:	SBC HOLDINGS L.P., a Delaware
limited partnership

By: SBC Building Corp., a Delaware corporation, as general partner

	By:	/s/ Robert C. Baker
Name: Robert C. Baker
Title: President
(LANDLORD)

STATE OF NEW YORK	)
SS.:
COUNTY OF WESTCHESTER	)

BE IT REMEMBERED, that on the 14th day of August, 2006, before me, the subscriber, a notary public of the State of New York, personally appeared Robert C. Baker, President of SBC BUILDING CORP., general partner of SBC HOLDINGS L.P., who, I am satisfied, is the person who signed the within instrument; and I having first made known to him the contents thereof, he thereupon acknowledged that he signed and delivered the said instrument as such officer aforesaid, and that the within instrument is the voluntary act and deed of said corporation as said general partner, made by virtue of the authority of its board of directors.

/s/ Wayne E. Heller
NOTARY PUBLIC

WAYNE E. HELLER

Notary Public, State Of New York

No. 02HE6062858

Qualified in Westchester County

Commission Expires August 20, 2009

WITNESS:	PROGRAMMER'S PARADISE, INC.

/s/ MaryBeth Auleta	/s/ Vito Legrottaglie
Name: MaryBeth Auleta	By:
Name: Vito Legrottaglie
(TENANT)

STATE OF NEW JERSEY	)
SS.:
COUNTY OF	)

BE IT REMEMBERED, that on this 8th day of August, 2006, before me, the subscriber, a notary public of the State of New Jersey, personally appeared Vito Legrottaglie who, I am satisfied, is the person who signed the within instrument; and I having first made known to her the contents thereof, she thereupon acknowledged that she signed and delivered the said instrument as aforesaid, as the Vice President of PROGRAMMER'S PARADISE, INC. and that the within instrument is his voluntary act and deed.

/s/ Kevin T. Scull
NOTARY PUBLIC

KEVIN T. SCULL

NOTARY PUBLIC OF NEW JERSEY

Commission Expires 5/13/2008